EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Carol D. DeGuzman

Senior Director

Corporate Communications

Telik, Inc.

(650) 845 7728

cdeguzman@telik.com

TELIK ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

Palo Alto, CA, – October 29, 2003 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $13.1 million, or $0.37 per share, for the three months ended September 30, 2003, compared with a net loss of $7.8 million, or $0.28 per share, for the comparable period in 2002. The increase in the company’s net loss for the three months ended September 30, 2003 was due primarily to increases in research and development spending.

Research and development expenses were $10.7 million for the three months ended September 30, 2003, compared with $6.7 million for the comparable period in 2002. The increase in research and development expenses reflects the expansion of the TELCYTA™ (TLK286) clinical development program, including the ongoing Phase 3 registration trial in ovarian cancer and ongoing Phase 2 trials in non-small cell lung, breast and ovarian cancer.

Telik’s net loss for the nine months ended September 30, 2003 was $36.1 million, or $1.01 per share, compared with $22.1 million, or $0.79 per share, for comparable period in 2002. Research and development expenses in the first three quarters of 2003 were $30.7 million, compared to $19.0 million for the same period in 2002.

At September 30, 2003, Telik had $69.1 million in cash, cash equivalents and investments including restricted investments, compared to $104.3 million at December 31, 2002.

Recent highlights have included:

•    The Phase 3 clinical trial protocol for TELCYTA™ in advanced non-small cell lung cancer (NSCLC) has successfully completed Special Protocol Assessment (SPA) review by the U.S. Food and Drug Administration. The protocol for the ongoing Phase 3 TELCYTA™ trial in platinum refractory or resistant ovarian cancer previously underwent successful SPA review.

•    Telik received FDA Fast Track designation for TELCYTA™ for third-line treatment in patients with platinum refractory or resistant ovarian cancer.

•    At the Tenth World Conference on Lung Cancer, Telik reported maturing results from a Phase 2 trial of TELCYTA™ in advanced non-small cell lung cancer, demonstrating an 11% objective response rate and 69% overall disease stabilization rate.

•    Telik reported interim data from three Phase 1-2a clinical trials in which TELCYTA™ was used in combination with standard chemotherapy drugs. Results indicate that the combinations were well tolerated at all doses tested. In the carboplatin combination trial in heavily pretreated, third-line or greater patients who had failed a platinum-containing regimen, five of eight evaluable patients (63%) had objective tumor responses by the RECIST criteria, including one complete response, and an 88% overall disease stabilization rate was observed. In the docetaxel combination trial in second and third-line non-small cell lung cancer patients, three of 14 evaluable patients (21%) who received full doses of TELCYTA™ and docetaxel had objective tumor responses by the RECIST criteria, and the overall disease stabilization rate was 64%. In combination with Doxil®, the combination resulted in a 33% objective response rate by the RECIST criteria and 100% disease stabilization rate among the three evaluable ovarian cancer patients treated with the highest dose of each drug.

About Telik, Inc.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TELCYTA™ (TLK286), a tumor-activated small molecule product candidate that is in a Phase 3 registration trial in advanced ovarian cancer and in Phase 2 clinical trials in ovarian, non-small cell lung and breast cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA™ (TLK286) or TELINTRA™ (TLK199) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA™, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA™, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Telik does not undertake any obligation to update forward-looking statements.